As filed with the Securities and Exchange Commission on February 3, 2017

Registration No. 333-208917

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT NO. 333-208917

AMERICAN FARMLAND COMPANY

(FPI Heartland LLC, as successor by merger to American Farmland Company)

(Exact name of registrant as specified in its charter)

Maryland	27-1088083
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o FPI Heartland LLC 4600 S. Syracuse Street, Suite 1450 Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (720) 452-3100

American Farmland Company 2014 Equity Incentive Plan

(Full Title of the Plan)

c/o FPI Heartland LLC

4600 S. Syracuse Street, Suite 1450

Denver, Colorado 80237

(720) 452-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement of American Farmland Company (the “Company”) on Form S-8 (the “Registration Statement”):

•                  Registration Statement No. 333-208917, registering 806,400 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), under the American Farmland Company 2014 Equity Incentive Plan.

Effective February 2, 2017, pursuant to the Agreement and Plan of Merger, dated as of September 12, 2016, by and among Farmland Partners Inc. (“FPI”), Farmland Partners Operating Partnership, LP, Farmland Partners OP GP, LLC, FPI Heartland, LLC, FPI Heartland Operating Partnership, LP, FPI Heartland GP LLC, AFCO and American Farmland Company L.P., the Company merged with and into FPI Heartland LLC (the “Company Merger”) and the separate corporate existence of the Company thereupon ended.

As a result of the Company Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement.  Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on this 3rd day of February, 2017.

FPI HEARTLAND LLC as successor by merger to American Farmland Company

By:	Farmland Partners Inc., its sole member

By:	/s/ Luca Fabbri
Luca Fabbri
Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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